Exhibit 4.10

SIXTH AMENDMENT TO THE

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Pursuant to Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), the Enbridge U.S. Pension Administration Committee (the “Committee”) has reviewed and approved this Sixth Amendment at a meeting of the Committee that was duly called and held on the 6th day of April 2021, at which a quorum was present.

Effective as of April 1, 2021 (the “Effective Date”), Section 8.3.1(c) of the Plan is hereby amended and replaced, in its entirety, with the following new Section 8.3.1(c):

(c) In two or more partial withdrawals, at the election of the Participant or Beneficiary. Each partial withdrawal shall be in an amount that is not less than $1,000.

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Sixth Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executes this Sixth Amendment on this 13 day of April 2021, to be effective as of the Effective Date.

By:	/s/ Steve Neyland
Steve Neyland,
Vice President Finance & Business Partners
on behalf of the Enbridge U.S. Pension Administration Committee